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                                                                    Exhibit 12.1


                         Tekni-Plex, Inc. and Subsidiary
                              Computation of Ratios
                       Ratio of Earnings to Fixed Charges

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

                                                             For the Years Ended
                                             -------------------------------------------------------
                                              July 3,    July 2,    June 30,    June 29,   June 28,
                                               1998       1999        2000        2001       2002
                                               ----       ----        ----        ----       ----
Net income (loss) ......................     $  8,669   $ 14,997   $(20,968)   $(18,994)   $ (6,587)

Income tax provision (benefit) .........        9,112     14,150     14,436      (7,069)      5,677

Interest ...............................       20,182     40,769     38,447      76,569      70,934

Unrealized loss on derivative contracts            --         --         --      13,891       7,830

Extraordinary item .....................           --         --     35,374          --          --

Earnings before fixed charges ..........       37,963     69,916     67,289      64,397      77,854

Fixed charges ..........................       20,182     40,769     38,447      76,569      70,934

Ratio of earnings to fixed charges .....          1.9        1.7        1.8          --         1.1

Amount fixed charges exceeds earnings before fixed charges                       12,172
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